CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Akamai Technologies, Inc. of our report dated February 26, 2021 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in Akamai Technologies, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2020.
/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
August 6, 2021